1 s t Q u a r t e r 2 0 0 5 R e p o r t	G r e a t L a k e s B a n c o r p , I n c.	Vol 6 Issue 1

1st Quarter

Highlights:

• 1st Quarter Profit of

   $421,195

•  Assets Increase by

   $47.2 Million

•  Deposits Increase by

   $58.6 Million

•  Loans Increase by

   $18.2 Million

•  8th Full-Service Office

   Opened in Jamestown

•  Deposits Exceed $100

   Million at West Seneca

   Office

Growth Continues in1st Quarter of 2005

The Bank's growth continued in the first quarter, fueled by strong inflows of deposits. During the quarter, total assets increased by $47 million or 6.7% while deposits increased by $59 million. A $35 million short-term deposit from the U. S. Bankruptcy Court was included in the deposit increase. These funds will be disbursed in the second quarter. Earnings of $421 thousand or $0.11 per share represent a decline from the first quarter of 2004, when the Bank registered a $659 thousand or $0.30 per share profit on 671 thousand fewer shares. Earnings in 2005 have been and will continue to be impacted by the expansion of our branch network, substantial increases in staffing and the long lead time required to prudently grow our loan portfolio. Additionally, the ongoing upward pressure on interest rates has and will continue to impact our cost of funds. Short-term rates have risen substantially, but long-term rates have remained relatively stable. This has caused further pressure on the Bank's net-interest margin.

The increase in short-term rates has also continued to impact the Bank's security portfolio, which has depreciated by $1.6 million this quarter, which is reflected in the accumulated other comprehensive loss category on our balance sheet. All of the securities in the portfolio are of the highest possible quality and have a weighted average life of less than five years. The bulk of the security portfolio consists of mortgage-related issues, which provide substantial monthly repayments of principal. These payments, together with interest received from such investments, are expected to be re-invested in the Bank's loan portfolio or in higher yielding securities if rates continue to increase. During the quarter, we also repaid $10 million of the Bank's short-term borrowings.

Main Street Banking Campus Dedicated to Louis Sidoni

In the past, Louis Sidoni has been referred to as a "champion of verbosity." On April 6, 2005, he lost that title. On this day, the newly renovated, 54,000 square foot Main Street banking campus (rear building) was dedicated in his name. The Executive Vice President and co-founder of Greater Buffalo Savings Bank, normally never at a loss for words, was visibly humbled and touched by this honor. "Now that I have had some time to reflect on this honor, while picturing that plaque on which my name is emboldened, I need to offer all of you my thanks," Sidoni expressed. "Thank you, not just for naming the building after me, but more importantly for embracing the philosophy and culture that Andy has championed and nurtured since Greater Buffalo Savings Bank opened its doors on Court Street on November 9, 1999." He believes that the Louis Sidoni building is more than just a great headquarters location - it's a symbol of the development of the Bank and its role in the resurgence of the surrounding neighborhood. "You've made one old guy feel pretty darn proud," Sidoni said, with a smile that was worth a thousand words.

Bank to Emphasize Business Lending

Greater Buffalo Savings Bank has been very successful over the last five years in growing its deposit base. As a result, our loan-to-deposit ratio is significantly lower than desired. One way to raise this percentage is to grow our business loan portfolio. This new emphasis on business lending will not only produce higher returns for the Bank, but will also assist us in deepening our relationships with existing customers. With the hiring of Bob McKnight as Senior Vice President and Manager of Business Lending, we're taking a huge step forward. McKnight brings 35 years of banking experience to GBSB, having retired in January from HSBC Bank.

The more services that we can provide our customers, the less chance they will move their business to another financial institution. Additionally, as we establish relationships with new customers, we will be creating the opportunity to cross-sell other products and services. As a community bank, we need to participate in the betterment of the areas we serve. There is no better way to serve our community than to finance the businesses that operate in our neighborhoods. As these businesses prosper, the community benefits from more money being spent on salaries and services being purchased, and in the end, Greater Buffalo Savings Bank will share in the success.

Bank Wins Network
Leader Award from CDARS

On March 30, 2005, Mark Shapiro from the Promontory Interfinancial Network, LLC, presented a Network Leader Award to Andy Dorn, Louis Sidoni and Fran Hornung on behalf of CDARS. CDARS, the Certificate of Deposit Account Registry Service, provides complete FDIC insurance coverage on deposit amounts over $100,000 and up to $15 million per year. This award was given to Greater Buffalo Savings Bank for outstanding sales volume. GBSB was in the top 15% performance among network peers in 2004.

Andy Dorn:
2004 Executive of the Year

On Monday, February 28, Andy Dorn was honored as the 2004 Executive of the Year at a Distinguished Sales and Marketing Awards Dinner. The award, given by the Buffalo/Niagara Sales and Marketing Executives, signifies excellence in both business and community service - something Andy has made his legacy as GBSB's President & CEO.

From left to right: DON HAHN: President, BNSME  ANDY DORN: President & CEO, Greater Buffalo Savings Bank  ALTHEA LUEHRSEN: Executive Director, Center for Entrepreneurial Leadership, UB School of Management

Great towns just got greater:

Greater Buffalo Savings Bank Opens new

branches in Kenmore and Jamestown.

K e n m o r e

The Kenmore branch of Greater Buffalo Savings Bank moved down the road and opened the doors of its brand new building, at 690 Kenmore Avenue at the corner of Starin Avenue. The building's handsome design replicates GBSB's prototype branch and joins its Town of Tonawanda and Snyder offices.

The spacious branch provides customers with extended hours including Sundays, safe deposit boxes, 24-hour drive-up ATM service, additional teller stations and expanded drive-up space. It replaces the branch at 410 Kenmore Ave., at which current deposits exceed $70 million.

Mayor ANTHONY MASIELLO assists Branch Manager CINDY ANDREWS in cutting the ribbon at the Kenmore Grand Opening.
J a m e s t o w n

Greater Buffalo Savings Bank opened its eighth location, at 23 West Third Street in Jamestown. While it is the Bank's very first branch in Chautauqua County, it is full of familiar faces.

Wendy O'Connor, a lifelong resident of Jamestown and a highly regarded local banker, is the Branch Manager. She has recruited an excellent staff that will continue the Bank's commitment of delivering superior customer service and great rates. GBSB may be new to Jamestown, but it's guaranteed to feel like home.

Branch Manager WENDY O'CONNOR cuts the ribbon at the Jamestown Grand Opening.

Board of Directors

Andrew W. Dorn, Jr.
William A. Evans, Esq.
Carrie B. Frank
Fred J. Hanania
Luiz F. Kahl
Gerard T. Mazurkiewicz, CPA
Acea M. Mosey-Pawlowski, Esq.
Dennis M. Penman
Louis Sidoni
James A. Smith, M.D.
Barry M. Snyder
Louis J. Thomas
David L. Ulrich
Frederick A. Wolf, Esq.

Offices

Main & Jewett Parkway
Corporate Headquarters
2421 Main Street
Buffalo, NY 14214

Downtown
47 Court Street
Buffalo, NY 14202

Jamestown
23 West Third Street
Jamestown, New York 14701

Kenmore
690 Kenmore Avenue
Buffalo, New York 14216

North Tonawanda
107 Main Street
North Tonawanda, NY 14120

West Seneca
320 Orchard Park Road
West Seneca, NY 14224

Snyder
4950 Main Street
Amherst, NY 14226

Town of Tonawanda
3438 Delaware Avenue
Kenmore, NY 14127

Lending Department 854-4272
Bank by Phone 961-2265
Online Banking @ gbsb.com

To Our Shareholders, Customers and Friends:

During the first quarter of 2005, we have maintained our focus on the growth of deposits, customer relationships, loans, the expansion of our branch franchise and the development of our infrastructure. Assets increased by $47 million or 6.7% to $749 million in the first quarter. Deposit growth remained strong, with an increase of over $59 million or 11.1% for the quarter. Included was a short-term deposit of $35 million received as the depository for the U. S. District Bankruptcy Court. This deposit will be disbursed in the second quarter. As expected, earnings of $421 thousand or $0.11 a share declined from the first quarter of 2004, when we reported earnings of $659 thousand or $0.30 a share. During the first quarter of 2005, there were an additional 671 thousand shares outstanding over the first quarter of 2004, as a result of the Bank's stock offering last spring. Earnings have been impacted by the continued expansion of our branch franchise and the increased staffing and infrastructure development needed to support the rapid growth of Greater Buffalo Savings Bank's Assets. Non-interest expenses increased by $1.1 million from the same quarter in 2004.

Earnings have also been hampered by our inability to grow our loan portfolio at the same pace as deposit increases have occurred. Our loan to asset ratio has continued to decline, even in light of substantial growth in our loan portfolio. The Bank currently has over $380 million invested in investment securities generating yields substantially below the yields returned by the Bank's loan portfolio. As these assets are redeployed into our loan portfolio, they will have a very positive impact on the Bank's earnings.

We are working diligently to grow our loan portfolio, however, we continue to stress credit quality. Delinquency on overall loans has been consistently below that of our peer group of banks. During the quarter, the bank originated over $18 million of new loans, and our loan portfolio now exceeds $310 million. We are making excellent progress in developing our capacity to originate and administer loans to commercial and industrial customers. Robert McKnight joined the bank in February as Senior Vice President responsible for Business Lending. Bob has over 30 years of experience as the senior lender for the largest bank in our market, and he will spearhead our focus on becoming a factor in meeting the needs of businesses in Western New York.

Our branch expansion is proceeding as planned. We recently opened our eighth full-service office in Jamestown, and we have begun site work for a new office at the corner of Transit Road and Klein Road in the town of Amherst. We have also successfully negotiated a lease for an office in Fredonia and have received the required municipal approvals to build branches at the corner of Niagara Falls Boulevard and Irvington Terrace and Stahl Road and Millersport Highway, both in the town of Amherst. We have also received approval from the Town of Depew for a proposed office on George Urban Boulevard near Dick Road. Construction will commence on all of these offices pending the receipt of the required bank regulatory approvals. We have also completed the move into the renovated rear building at our Main Street banking campus, which was named in honor of our associate, Louis Sidoni. Our staff is thrilled with its new accommodations, which will provide an exceptional and efficient base from which to continue the expansion of the Bank.

Our advertising during the first quarter has continued to heighten the awareness of GBSB in our market area. The number of new customer accounts opened each month continues to increase. Our introduction of the StepUp certificate of deposit during the quarter was well received, and we completed the conversion of our ATM network to an online real-time environment, which is mutually beneficial to both our customers and to the Bank.

We will remain focused on our objective for 2005, which is the prudent, well-planned and executed growth of our branch network and the ongoing development of the staff necessary to manage a rapidly growing, full-service community bank. Thank you for your continued support, business and referrals.

Financial Statements
	March 31, 2005	March 31, 2004
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (in thousands)	(unaudited)	(unaudited)

ASSETS
Cash and cash equivalents	$21,908	$8,385
Securities available for sale, at fair value	364,046	142,838
Securities held to maturity, at amortized cost	16,044	3,011
Federal Home Loan Bank stock, at cost	3,950	1,581
Loans, net	310,856	248,796
Premises and equipment, net	14,630	8,170
Bank owned life insurance, cash surrender value	12,190	-
Other assets	5,078	1,657
TOTAL ASSETS	$748,702	$414,438

LIABILITIES & SHAREHOLDERS' EQUITY
Deposits	588,693	377,500
Short-term borrowings	275	486
Securities sold under agreement to repurchase	109,000	-
Subordinated debentures	12,372	-
Long-term debt	-	5,000
Other liabilities	2,983	1,417
TOTAL LIABILITIES	713,323	384,403

Common stock	4	4
Class B Common stock	-	1
Additional paid-in-capital	35,422	34,888
Retained earnings (accumulated deficit)	3,799	498
Accumulated other comprehensive (loss) gain, net	(3,846)	108
	35,379	35,499

Less: Subscriptions receivable	-	(5,464)
TOTAL SHAREHOLDERS' EQUITY	35,379	30,035
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$748,702	$414,438

CONSOLIDATED STATEMENTS OF OPERATIONS(in thousands except for share data)	3 MONTHS ENDED March 31, 2005 (unaudited)	3 MONTHS ENDED March 31, 2004 (unaudited)
INCOME
Interest income	$7,869	$4,662
Interest expense	4,228	1,832
Net interest income	3,641	2,830

Provision for loan losses	304	(69)
NET INTEREST INCOME After provision for loan losses	3,337	2,899

Non-interest income	414	310
NET INTEREST INCOME After provision and non-interest income	3,751	3,209

NON-INTEREST EXPENSE
Salaries and employee benefits	1,651	1,064
Occupancy expense	569	302
Other operating expense	991	789
TOTAL NON-INTEREST EXPENSE	3,211	2,155

Net income before income taxes	540	1,054

Income tax provision	119	395
NET INCOME	$421	$659

Weighted average number of Common shares outstanding	3,955,565	2,091,874
Weighted average number of Class B Common shares outstanding	-	115,750
NET INCOME PER SHARE	$0.11	$0.30

GBSB introduced two new
products inthe1st quarter.

Our Step Up CD provides depositors with a guaranteed increase in their annual interest income over a four-year time period, growing to a 6.00% rate.	Our 24-month CD Plus offers a 5.00% APY over a two-year period, when you open a checking account with direct deposit.

This press release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements concerning future revenues and earnings. There are risks, uncertainties and other factors that could cause the actual results of the Company to differ materially from the results expressed or implied by such statements. Information on factors that could affect the Company's business and results is discussed in the Company's periodic reports filed with the Securities and Exchange Commission.

2421 Main Street | Buffalo | New York 14214

Member FDIC	© 2005 Greater Buffalo Savings Bank